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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Pearle, Inc.:

     We consent to the inclusion of our report dated November 22, 1996, with respect to the consolidated balance sheets of Pearle, Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the Form 8-K of Cole National Group, Inc. dated December 18, 1996. Our report refers to a change in accounting for income taxes in 1994.

                                             /s/ KPMG PEAT MARWICK LLP
                                             ------------------------------
                                               KPMG Peat Marwick LLP

Dallas, Texas
December 18, 1996